1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Remitly Global, Inc. of our report dated February 23, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Remitly Global, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023. /s/ PricewaterhouseCoopers LLP Seattle, Washington February 23, 2024